Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement on amendment No. 3 to Form F-1 of our report dated June 21, 2022, except for the effects on the financial statements of the restatement described in Note 3, as to which the date is September 21, 2022, relating to the consolidated financial statements of Golden Heaven Group Holdings Ltd. as of and for the years ended September 30, 2021 and 2020, to all references to our firm included in this Registration Statement filed with the U.S. Securities and Exchange Commission on October 6, 2022.

/s/ B F Borgers CPA PC
Lakewood, Colorado

October 6, 2022